SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

______________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 4, 2001 (October 1, 2001)

Province Healthcare Company
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-23639	62-1710772

(State or Other Jurisdiction	(Commission File Number)	(IRS Employer

of Incorporation)		Identification No.)

105 Westwood Place

Suite 400

Brentwood, Tennessee	37027

(Address of Principal Executive Offices)	(Zip Code)

(615) 370-1377
(Registrant’s Telephone Number, Including Area Code)

Item 5. Other Events

     On October 1, 2001, Province Healthcare Company completed the acquisition of Vaughan Regional Medical Center (the “Hospital”) in Selma, Alabama, from Vaughan Regional Medical Center, Inc. The Hospital is a 125-bed facility with annualized revenues at May 31, 2001 of approximately $38.0 million. Province acquired the assets and operations of the Hospital for approximately $28.0 million. Province anticipates that it will merge the operations of the Hospital with the recently-acquired Selma Baptist Hospital located approximately four miles away.

     As a result of the acquisition, Province owns or leases 17 general acute care hospitals in 11 states with a total of 1,883 licensed beds. As of October 4, 2001, Province also provides management services to 36 primarily non-urban hospitals in 13 states with a total of 2,828 licensed beds.

     In addition, on October 2, 2001, Province announced that it intends to offer, subject to market and other conditions, $150.0 million of Convertible Subordinated Notes due 2008, plus an additional amount of $22.5 million to cover over-allotments, if any, for purchase by qualified institutional buyers under Rule 144A of the Securities Act of 1933 (the “Notes”). The Notes will be convertible, at the election of the holder, into Province’s Common Stock at a price to be determined. The offering is expected to close in October 2001. Province will agree to file a registration statement for the resale of the Notes and the shares of Common Stock issuable upon conversion of the Notes within 90 days after the initial closing of the offering.

     The net proceeds of the offering will be used to repay existing indebtedness, fund future hospital acquisitions and for working capital and general corporate purposes.

     The Notes and the Common Stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, or any state securities laws, and will be offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the Notes and Common Stock issued upon conversion of the Notes may not be offered or sold in the United States, except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

Item 7. Financial Statements and Exhibits

     (a)  Exhibits

99.1 Copy of the press release, dated October 1, 2001, announcing that Province Healthcare Company completed the acquisition of Vaughan Regional Medical Center in Selma, Alabama.

99.2 Copy of the press release, dated October 2, 2001, announcing that Province Healthcare Company intends to offer $150.0 million of Convertible Subordinated Notes due 2008, plus an additional amount of $22.5 million to cover over-allotments, if any, by qualified institutional buyers under Rule 144A of the Securities Act of 1933.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROVINCE HEALTHCARE COMPANY

By: /s/ Brenda B. Rector

Brenda B. Rector

Vice President and Controller

Date: October 4, 2001